Issuer Free Writing Prospectus dated February 14, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated February 14, 2024 Registration Statement No. 333 - 267699 BLUE - TOUCH HOLDINGS GROUP CO., LTD Investor Presentation Proposed Nasdaq Ticker: BBCH

Free Writing Prospectus Statements 2 This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Blue - Touch Holdings Group Co . , Ltd (“we”, “us”, “our” or “ the Company ”) and should be read together with the Registration Statement on Form F - 1 (the "Registration Statement") we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1944946 / 000110465925013114 /tm 2226747 d 16 _f 1 a . htm . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact AC Sunshine Securities LLC, 200 E . Robinson Street, Suite 295 Orlando, FL 32801 , or via email : info@acsunshine . com , or contact Blue - Touch Holdings Group Co . , Ltd via email : bt . linguangzhao@qq . com .

Disclosure Regarding Forward - looking Statements 3 This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this presentation . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items ; our ability to execute our growth, and expansion, including our ability to meet our goals ; current and future economic and political conditions ; our capital requirements and our ability to raise any additional financing which our Company may require ; the ability to attract clients and further enhance brand recognition ; our ability to hire and retain qualified management personnel and key employees ; trends and competition in the maternal and newborn skincare product industry ; and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties and assumptions that could affect the operating entity’s business, and our financial condition and results of operations, under “Risk Factors . ” We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise . This presentation contains data related to the maternal and newborn skincare product industry in China . The industry data include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable . The industry may not grow at the rate projected by industry data, or at all . The failure of the industry to grow as anticipated is likely to have a material adverse effect on the operating entity’s business and the market price of our Ordinary Shares . In addition, the rapidly changing nature of the industry subjects any projections or estimates relating to the growth prospects or future condition of the industry to significant uncertainties . Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions .

Blue - Touch Holdings Group Co., Ltd Issuer Initial Public Offering Offering Type Nasdaq Capital Market: BBCH Proposed Listing: Symbol 2,000,000 Ordinary Shares Ordinary Shares Offered by the Issuer $4.00 to $6.00 per Ordinary Share Offering Price $10,000,000 (assuming an offer price of US$5.00 per Ordinary share, being the midpoint of the range of offering price) Gross Proceeds 12,000,000 Ordinary Shares Ordinary Shares outstanding prior to completion of this offering 14,000,000 Ordinary Shares assuming no exercise of the underwriters’ over - allotment option 14,300,000 Ordinary Shares assuming full exercise of the underwriters’ over - allotment option Ordinary Shares outstanding immediately after this offering • approximately 20% for product innovation and development of various baby skincare products and toiletries, as well as household cleaning products • approximately 40% for the acquisition of, or investments in, businesses engaged in the maternal and newborn skincare industry • approximately 40% for working capital, operating expenses and other general corporate purposes Use of proceeds AC Sunshine Securities LLC Underwriter Offering Summary 4 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Part 1 Company Overview Part 2 Industry Overview Part 3 Investment Highlights Part 4 Growth Strategies Part 5 Financial Highlights Content

Company Overview 6 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 41.21% Gross Margin** $5.28M Revenue** Years of Industry Experience on Average 10+ 13 Provinces of Distribution Networks* 5 Proprietary Camellia - oil - based Baby Skincare Products 6+ Household Cleaning Products We commenced operation in 2014 and are principally engaged in designing, developing, and selling baby skincare products and toiletries as well as household cleaning products under the brand Blue - Touch . Note: *In the six months ended June 30, 2024 (unaudited); **For the six months ended June 30, 2024 (unaudited).

Corporate Structure ST Investment Group Limited LinFeng Investment Limited LIUJING Investment Limited ZTCHEN Investment Limited SXD Investment Consulting Limited Blue - Touch Holdings Group Co., Ltd Fujian Blue - Touch Holdings Group Co., Ltd. Pre - IPO%/Post - IPO% 52%/44.57% Fujian Blue - Touch Technology Co., Ltd. Other Minority Shareholders Public Shareholders CMX Investment Group Limited 18%/15.43% 6.5%/5.57% 6%/5.14% 5.5%/4.71% 5%/4.29% 7%/6% 0%/14.29% 100% 100% 7 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Product & Portfolio 8 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Baby Skincare Products & Toiletries Household Cleaning Products Camellia Oil Camellia Body Oil Camellia Oil Lotion Camellia Oil Moisturizer Camellia Oil 2 - in - 1 Shampoo and Body Wash Laundry Detergent for Babies Fruit and Vegetable Wash & Bottle Cleaner Laundry Detergent for Lingerie s The proprietary camellia - oil - based product formulations serve as a common thread among these products. Tailor - made for babies from infancy through three years, attracting female consumers between ages 25 and 35 Pricing: universal market price ranges from RMB 12 0 (approx. $ 16.88 ) to RMB200 (approx. $28.14) per product $ A developed formula featuring compound fruit enzymes to achieve expected product naturality and effectiveness . Target Customers: fit for various applications and attract consumers of all age groups Pricing: universal market price ranges from RMB30 (approx. $4.22) to RMB100 (approx. $ 14.07 ) per product $ Note: The currency exchange rate applied is period average rate as of June 30, 2024, with US$1 = 7.1074 RMB.

Industry Overview of Chinese Newborn Skincare Market Market Growth Drivers $7.59 $12.92 2021 2026 Market Size of Chinese Maternal and Newborn Bathing and Skincare Market (2021A - 2026E) □ China’s Population Base □ China’s Recent Birthrate - boosting Family Planning Policy Shift □ Chinese Consumer’s Rising Disposable Income □ Chinese Consumers’ Increasing Emphasis on Quality of Life Source: China Maternal and Infant Washing & Care Product Industry Research Report (the “RMR Report”), Respect Marketing Research Inc. commissioned in September 2022. 9 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. US$ in billions

INVESTMENT HIGHLIGHTS o Product Quality Control The company maintains product quality and safety in accordance with the customary industry standards and the applicable legal standards in China . o P roduct Innovation Efforts The company seeks to innovate and develop a unique product portfolio that protects human health and the ecological environment . o Established Relationships with Manufactures & Distributors The company believes that its strong relationships with major manufacturers and top distributors are one of its strongest advantages . o E xperienced and Professional Management Team The management team has extensive industry or management experience, which reaches approximately 10 years on average for each member . Investment Highlights 10 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

11 Product Innovation Efforts See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Camellia Oil Camellia Oil Extraction and Application R&D Team External Consultants In - house Experts In - house expert team with an average of approximately 10 years of industry experience Collaborate in improving existing product formulations and develop new camellia oil products 10 Years of Averaged Industry Experience Proprietary Camellia - oil - based Product Formulations — A Key Differentiator among its Competitors

Product Quality Control 12 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. o Select safe botanical ingredients to produce the products & put skincare product formulations through laboratory safety tests, including safety assessments and toxicology experiments. To ensure product quality and safety in general, the company selects and stipulates safe, sustainable, and tested ingredients to produce its products. Safe, Sustainable, and Tested Ingredients Proprietary Camellia - oil - based Product Formulations Vegetable - based Raw Material Botanical Ingredients Laboratory Safety Test Safety Assessment Toxicology Experiment To ensure product quality and safety in the production processes, the company carefully selects and evaluates the third - party manufacturers by conducting onsite inspections. Contact the third - party manufacturers Return products for reprocessing Require the third - party manufacturers to make rectification Investigate the causes behind the issue If testing uncover any quality issue If Testing Uncovers Any Quality Issue o Conduct stringent quality and safety tests that focus on both physical properties and chemical components of the products by random sampling after receiving products from manufacturers.

Established Relationships with Manufactures & Distributors National Distribution Network Stable Manufacturing Network Approx. 600 SQ.M Storage Warehouse Manufacturer A , 24.12% Manufacturer B , 25.89% Manufacturer C , 20.05% Manufacturer D , 11.25% Number of Distributors * Provinces of Distribution Network 1 Liaoning 2 Shandong 1 Anhui 2 Jiangsu 1 Zhejiang 3 Fujian 1 Henan 1 Hunan 1 Qinghai 1 Sichuan 1 Beijing 2 Shanghai 1 Chongqing Top Third - Party Manufacturers & Respective Revenues Percentages (%)* 13 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Note: *For the six months ended June 30, 2024 (unaudited). - Manufacturer A: Products to be manufactured are household cleaning products; - Manufacturer B: Products to be manufactured are household cleaning products; - Manufacturer D: Products to be manufactured are baby skincare products . Official Distribution Network*

Experienced and Professional Management Team 14 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. • Mr. Lin has served as the Company’s Chief Executive Officer and Chairman of the Board of Directors since September 2022. • Mr. Lin has also served as the General Manager of the Company’s operating entity since September 2014. • Mr . Lin was the chief executive officer of 2 W Products, Corp f rom April 2003 to June 2010 . • Mr. Lin was the chief executive officer of 2Win, Inc f rom April 2001 to January 2005. • Mr. Lin studied business management at LaGuardia Community College from 1997 to 2000. Mr. Guanzhao Lin Chief Executive Officer Chairman of the Board of Directors Mr. Jinshui Ying Chief Financial Officer • Mr . Ying has served as the Company’s Chief Financial Officer since September 2022 . • Mr . Ying was an accountant at Fuzhou Zeshixin Education Technology Co . , Ltd from September 2019 to July 2022 . • Mr . Ying was an accountant at Fujian Tangli Zongheng Technology Development Co . , Ltd from August 2016 to August 2019 . • Mr . Ying studied Finance and Accounting at Fujian Economic School from September 1980 to August 1982 .

EXPERIENCED AND PROFESSIONAL MANAGEMENT TEAM Board of Directors 15 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Mr. Shuo Chen Independent Director Nominee • Mr . Chen has been serving as counsel at the Law Office of Heng A . Chen PLLC since January 2024 . • Mr . Chen served as an associate lawyer at Ortoli Rosenstadt LLP from May 2021 to December 2023 . • Mr . Chen served as a public services fellow at MTA Construction and Development Company f rom November 2020 to May 2021 . • Mr . Chen studied law at Boston University College of Law where he obtained his Juris Doctor degree and Biology B . S . Degree at Cornell University . Ms. Yuan Yuan Independent Director Nominee • Ms . Yuan has been serving as a staff accountant for the Department of the Interior of the U . S . federal government since December 2024 . • Ms . Yuan served as a staff accountant of the Department of Interior Bureau of Land Management of the U . S federal government f rom August 2002 to October 2007 . • Ms . Yuan served as an auditor of PricewaterhouseCoopers f rom September 2001 to July 2002 . • Ms . Yuan got bachelor’s degree in accounting and finance from the University of Colorado Denver in May 2001 . Ms. Jifeng Huang Director • Ms . Huang has served as director since September 2022 . • Ms . Huang served as the deputy general manager of Wenzhou Desheng Medical Beauty Clinic Co . , Ltd . f rom January 2021 to August 2022 . • Ms . Huang was the sales manager at Yueqing Zhangkang Sanitary Ware Co . , Ltd . f rom 1995 to 2019 . Ms. Jindan Lin Independent Director Nominee • Ms . Lin has been serving as a senior f inancial a nalyst at McKesson since January 2024 . • Ms . Lin served as a s enior f inancial a nalyst at AmerisourceBergen from May 2022 t o December 2023 . • Ms . Lin served as an accountant of AmerisourceBergen f rom November 2015 to April 2022 . • Ms . Lin received her bachelor’s degree in Accounting from Oklahoma State University in 2013 . Mr. Guanzhao Lin Chief Executive Officer Chairman of the Board of Directors • Mr . Lin has served as Chief Executive Officer and Chairman of the Board of Directors since September 2022 . • Mr . Lin has also served as the general manager of Company’s operating entity s ince September 2014 . • Mr . Lin was the chief executive officer of 2 W Products, Corp . f rom April 2003 to June 2010 . • Mr . Lin was the chief executive officer of 2 Win, Inc . f rom April 2001 to January 2005 . • Mr . Lin studied business management at LaGuardia Community College from 1997 to 2000 .

Growth Strategies Launching new products and brands Expanding offline distribution networks Establishing online sales channels Opening physical stores and cooperating with retail establishments vv Long - Term (over 5 years) • L aunching new products and expanding its offline distribution networks • B uilding new brands or developing new products for online sales only • Establishing signature and franchise stores, selling products through third - party retail establishments as well as M&A of distributors Increase Brand Recognition Increase Corporate Profitability Establish Online Sales Channels Medium - Term (3 - 5 years) Short - Term (1 - 3 years) 16 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Expand the Existing Channels Build Own Sales Channels

$4.38 $4.66 FY2022 Audited FY2023 Audited Revenue from Household Cleaning Products Financial Highlights $3.89 $4.99 FY2022 Audited FY2023 Audited Revenue from Baby Skincare Products and Toiletries 17 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Note: Fiscal years ended December 31. US$ in millions US$ in millions $8.27 $9.66 FY2022 Audited FY2023 Audited US$ in million Revenue YoY: +16.8%

$3.23 $3.93 FY2022 Audited FY2023 Audited US$ in millions Financial Highlights $1.11 $1.35 FY2022 Audited FY2023 Audited US$ in millions 18 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Note: Fiscal years ended December 31. Gross Profit & Gross Margin 39.09% 40.69% Gross Profit Gross Margin Net Income

$2.36 $2.37 1H FY2023 Unaudited 1H FY2024 Unaudited Revenue from Household Cleaning Products Financial Highlights $2.52 $2.91 1H FY2023 Unaudited 1H FY2024 Unaudited Revenue from Baby Skincare Products and Toiletries 19 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Note: For the six months ended June 30, 2024. US$ in millions US$ in millions $4.88 $5.28 1H FY2023 Unaudited 1H FY2024 Unaudited US$ in million Revenue YoY: +8.3%

$1.98 $2.18 1H FY2023 Unaudited 1H FY2024 Unaudited US$ in millions Financial Highlights $0.73 $0.76 1H FY2023 Unaudited 1H FY2024 Unaudited US$ in millions 20 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Note: For the six months ended June 30, 2024. Gross Profit & Gross Margin Gross Profit Gross Margin Net Income 40.68% 41.21%

Contact Issuer: Blue - Touch Holdings Group Co., Ltd Email: bt.linguangzhao@qq.com Tel: +86 - 183 - 5916 - 6777 Address: No.1 Pengda Road, Hunan Town, Changle District , Fuzhou City, Fujian Province The People’s Republic of China, 350212 Underwriter : AC Sunshine Securities LLC Email: info@acsunshine.com Tel: +1 - 689 - 689 - 9686 Address: 200 E. Robinson Street Suite 295 Orlando, FL 32801